Exhibit 99

EMPLOYEE SAVINGS & INVESTMENT PLAN OF THE BANK OF NEW YORK COMPANY, INC.

Financial Statements for the Years Ended December 31, 2007 and 2006

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

*	Schedules required by Form 5500 that are not required or applicable have been omitted.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

Employee Savings & Investment Plan of

The Bank of New York Company, Inc.:

We have audited the accompanying statement of net assets available for benefits of the Employee Savings & Investment Plan of The Bank of New York Company, Inc. (the “Plan”) as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and changes in net assets available for benefits for the year then ended, in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic 2007 financial statements taken as a whole. The accompanying supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2007 financial statements taken as a whole.

/s/ KPMG LLP

KPMG LLP

New York, New York

June 30, 2008

Report of Independent Registered Public Accounting Firm

To the Committee and the Participants of

Employee Savings & Investment Plan of

The Bank of New York Company, Inc.

We have audited the accompanying statements of net assets available for benefits of Employee Savings & Investment Plan of The Bank of New York Company, Inc. (the “Plan”) as of December 31, 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for the benefits of the Plan at December 31, 2006, and the changes in its net assets available for benefits for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

June 22, 2007

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2007	2006
ASSETS:
Investments, at fair value:
Company Common Stock Fund	$749,914,007	$718,082,466
Investment funds	875,461,896	757,992,118
Loans to participants	39,053,543	42,332,545

Total investments	1,664,429,446	1,518,407,129

Cash	1,344,480	1,736,305
Due from brokers for investments sold	1,210,252	1,638,188

	2,554,732	3,374,493

Total assets	1,666,984,178	1,521,781,622

LIABILITIES:
Due to brokers for investments purchased	2,364,712	3,375,057

Total liabilities	2,364,712	3,375,057

NET ASSETS AVAILABLE FOR BENEFITS	$1,664,619,466	$1,518,406,565

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2007	2006
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Interest and dividend income	$48,902,166	$45,839,592
Net appreciation in fair value of investments	142,790,433	198,035,316

Net investment income	191,692,599	243,874,908

Contributions:
Employer	36,345,157	35,093,868
Participants	82,538,643	79,741,150

Total contributions	118,883,800	114,835,018

Total additions	310,576,399	358,709,926

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	166,404,288	171,547,256

Net increase prior to other plan transfers	144,172,111	187,162,670

Transfers from other plans	2,040,790	972,605

Net increase	146,212,901	188,135,275

NET ASSETS AVAILABLE FOR BENEFITS
At beginning of year	1,518,406,565	1,330,271,290

At end of year	$1,664,619,466	$1,518,406,565

See accompanying notes to the financial statements.

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information – On January 1, 2004, the Employees’ Incentive Savings Plan merged into the Employees’ Profit-Sharing Plan to create the Employee Savings & Investment Plan (the “Plan”) of The Bank of New York Company, Inc. (the “Company”). The Plan is a defined contribution plan and is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”). The Plan provides employees with the opportunity to invest a portion of their annual compensation in the Plan, augmented by matching Company contributions, to provide for additional income in their retirement.

Merger with Mellon Financial Corporation – On July 1, 2007, The Bank of New York Company, Inc. and Mellon Financial Corporation merged into The Bank of New York Mellon Corporation (“BNY Mellon”), with BNY Mellon being the surviving entity. As a result, on July 1, 2007, all shares of The Bank of New York Company common stock in the Plan were converted to BNY Mellon. For every share of The Bank of New York Company common stock that a participant held in the Plan, the participant automatically received .9434 shares of BNY Mellon common stock. Reference to the “Company” for periods prior to July 1, 2007 refer to The Bank of New York Company Inc. and for periods on or after July 1, 2007 refer to BNY Mellon.

The following description of the Plan provides only general information. Participants should refer to the Plan document or the Plan agreement for a more complete description of the Plans’ provisions.

Administration of the Plan – The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Generally, under the terms of the Plan, eligible employees that complete one month of continuous service (as defined in the Plan) are eligible to participate in the Plan.

Contributions – The Plan allows employees to contribute up to 100% of eligible annual compensation before deductions for taxes and other pre-tax and after-tax contributions, subject to certain limitations. After one year of continuous service and enrollment in the Plan, the Company matches $1 for every $1 of contributions up to the first 3% of bi-weekly pay contributed to the Plan. The matching contribution for the following 3% of contributions is $0.50 for every $1 but not exceeding 6% of compensation. Employees must contribute 6% to the Plan to receive the maximum Company match of 4.5%. The annual matching contribution is calculated based on bi-weekly deductions plus the Company’s core contribution, which an employee may choose to contribute to the Plan.

The core contribution is a payment separate from annual compensation that equals 2% of a participant’s eligible annual compensation. Participants are eligible for the Company’s core contribution after one year of service. The core contribution may be paid in cash, or invested in the Plan based on participant elections. If invested in the plan, it counts toward the $15,500 Internal Revenue Service (“IRS’) pre-tax contribution limit ($20,500 if employee is 50 or over) in 2007. If the employee has already reached the pre-tax contribution limit when the core contribution is paid, the core contribution will be made on an after-tax basis, and subject to the overall Plan limits.

The Company gives an additional matching contribution at Plan year end when a participant receives less than the maximum match due to changes in contribution percentages above and below 6%.

The Board of Directors of the Company (the “Board”) may approve an additional discretionary contribution of up to 3% of eligible annual compensation for those participants with at least one year of service who are employed on the day the discretionary contribution is made. Discretionary contributions are not counted toward the pre-tax contribution limit. There were no discretionary contributions during 2007 and 2006.

A participant can transfer all or any portion of a distribution received from another employer’s Qualified Plan (as defined) which meets the requirements of Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) to the Plan, provided that certain conditions are met.

The annual addition, which consists of the Company’s annual contribution and any participant voluntary contributions, is limited to the lesser of $45,000 or 100% of the participant’s compensation in 2007.

Participant Accounts – Each participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

After becoming eligible to participate, a participant has an interest in the Plan which is fully vested.

Investment Funds – Each of the Plan’s participants directs The Bank of New York, as the trustee of the Plan (the “Trustee”), to invest their account in one or more of 29 separate investment funds available under the Plan.

Company common stock purchased for new employee contributions and reinvestment of cash dividends on Company stock will be purchased at a 5% discount.

Currently, the Plan’s policy is to impose a 2% fee on the proceeds of fund shares redeemed within five business days of their purchase.

The investment selection is supervised by the Committee. In addition, investment performances for all funds are reviewed by the Committee.

There is no assurance that the stated objective of any of the funds can be achieved.

Voting Rights – Each participant is entitled to exercise voting rights attributable to the shares of Company common stock allocated to his or her account and will be notified prior to the time that such rights are to be exercised. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant’s account, in proportion to the vote cast by participants who have timely responded.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70  1/2; however, account balances less than $1,000 will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70 1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments will go directly to the participant’s estate.

The Plan allows for in-service withdrawals for hardship purposes as defined in the Plan document.

Subject to certain limitations, a participant may also withdraw all or part of his or her account that is fully vested upon attainment of age 59 1/2 or in the event of total disability.

Loans to Participants – Participants may borrow against their account balance according to the procedures established by Committee. Generally, participants may borrow the lesser of $50,000 or 50% of the current value of the account balance but not less than $1,000. Participant loans are secured by the balance in the participant’s account and bear interest rate at the prime lending rate (ranged from 4.00%—9.75% in 2007, and 7.50% – 8.25% in 2006). Loan repayments and interest are generally paid through payroll deductions and are credited to the account as they are paid.

Amendment, Suspension and Termination – The Board may amend the Plan at any time. No such amendment, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment may reduce the interest of any participant in the net plan assets accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the Plan, except for Company Common Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in Company Common Stock Fund shall receive their proportionate share of the fund assets in Company common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The financial statements of the Plan are prepared under the accrual method of accounting.

Recent Accounting Pronouncements – In September 2006, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Plan adoption of SFAS No. 157 is not expected to have a material impact on the amounts reported in the financial statements.

In July 2006, the FASB released FASB Interpretations (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 provides guidance for how uncertain tax position should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires evaluation of tax positions taken or expected to be taken in the course of preparing the Trust’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. The adoption of FIN 48 will require financial statements to be adjusted to reflect only those tax positions that are more likely than not to be sustained as of the adoption date. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is applied to all open years as of the effective date. The Plan adopted FIN 48 as of January 1, 2007 and the adoption did not have a material impact to the Plan’s financial statements.

The following is a summary of significant accounting policies of the Plan:

Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation – The Plan’s investments are held by Wachovia Bank, N.A., the custodian, and are reported at fair value. The fair values of the investments in commingled and mutual funds are valued at net asset value of shares held by the Plan which are based on the fair values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances which approximates fair value.

Investment Transactions and Investment Income – Investment transactions are recognized on the trade date of the purchase or sale. Dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Administrative Expenses – The Company either pays directly, or reimburses to the Plan, all administrative fees directly that are charged to the Plan.

Benefits Paid to Participants – Benefits are recorded when paid.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
	2007	2006
Investments at Fair Value:
Company Common Stock Fund	$749,914,007	$718,082,466

BNY Hamilton Large Cap Equity Fund	108,028,125	104,251,832

BNY Hamilton Money Fund	164,538,063	150,138,415

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in fair value as follows:

	Net appreciation in Fair Value
	2007	2006
Company Common Stock Fund	$112,823,621	$148,827,140

Investment Funds	29,966,812	49,208,176

	$142,790,433	$198,035,316

The Plan’s investment in the Company Common stock fund earned dividend income of $15,508,182 in 2007 and $18,330,011 in 2006. The Plan’s investments in the BNY Hamilton Mutual Funds earned interest and dividend income of $3,899,427 in 2007 and $3,178,800 in 2006. The Plan’s investment in the Dreyfus International Stock Index fund earned interest and dividend income of $1,345,181 in 2007.

4.	TAX STATUS

The Plan has received a determination letter from the IRS dated October 20, 2006 stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Committee believes the Plan is operating in compliance with the applicable requirements of the Code and, therefore, believes it is qualified and the related trust is tax-exempt.

5.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The Plan provides for investment in the Company common stock fund. At December 31, 2007 and 2006, approximately 45% and 47% of the Plan’s total assets were invested in the common stock of the Company. The underlying value of the Company common stock is entirely dependent upon the performance of the Company and the market’s valuation of such performance.

6.	PARTY-IN-INTEREST TRANSACTIONS

Transactions resulting in Plan assets being transferred to or used by a related party are prohibited under ERISA unless a specific exemption applies. The Company is a party-in-interest as defined by ERISA as a result of being trustee of the Plan. The Plan invests in funds managed by an affiliate of the Company. The Plan also engages in transactions involving the acquisition and disposition of common stock of the Company. These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Internal Revenue Code.

7.	TRANSFER FROM OTHER PLANS

In 2007 and 2006, the participants transferred assets into the Plan from the Retirement Savings Plan of BNY Securities Group which totaled approximately $2.0 million and $1.0 million, respectively.

8.	PLAN TERMINATION

Although it has not expressed to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon such termination, the Plan administrator would direct the Plan trustee to distribute participant account balances. Upon termination of the Plan participant account balances would vest in full.

SUPPLEMENTAL SCHEDULE

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD

AT END OF YEAR) AS OF DECEMBER 31, 2007

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
*	Bank of New York Mellon	Company Common Stock Fund,	$749,914,007

		79,490,567 units

	Allianz	CCM Capital Appreciation Fund,	25,257,841
		1,189,164 units

	American	High Income Trust Fund,	5,227,632
		499,606 units

*	BNY Hamilton Fund	Large Cap Equity Fund,	108,028,125
		7,368,903 units

*	BNY Hamilton Fund	Intermediate Government Fund,	47,111,608
		3,967,160 units

*	BNY Hamilton Fund	Money Fund,	164,538,063
		143,138,811 units

*	BNY Hamilton Fund	Large Cap Value Fund,	36,847,121
		3,201,314 units

*	BNY Hamilton Fund	International Equity Fund,	46,848,647
		2,825,612 units

*	BNY Hamilton Fund	Core Bond Fund,	14,226,729
		1,209,591 units

*	BNY Hamilton Fund	S&P 500 Index Fund,	47,812,512
		5,483,086 units

*	BNY Hamilton Fund	U.S. Bond Market Index Fund,	18,782,777
		1,501,325 units

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD

AT END OF YEAR) AS OF DECEMBER 31, 2007 (CONTINUED)

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
*	BNY Hamilton Fund	Treasury Money Fund,	$22,960,596
		20,338,910 units

*	BNY Hamilton Fund	Enhanced Income Fund,	3,107,860
		1,420,931 units

*	BNY Hamilton Fund	Multi-Cap Equity Fund,	12,439,483
		828,746 units

*	BNY Hamilton Fund	High Yield Fund,	6,367,219
		526,887 units

	Cramer Rosenthal McGlynn	Mid Cap Value Fund,	12,113,775
	(CRM)	409,111 units

*	Dreyfus	International Stock Index Fund,	57,522,726
		2,839,226 units

	Fidelity	U.S. Bond Index Fund,	14,584,112
		1,002,365 units

	Fidelity	Contra Fund,	21,256,090
		290,741 units

	Nuveen	NWQ Small Cap Value Fund,	3,872,300
		151,144 units

	PIMCO	Total Return Fund,	9,238,482
		656,179 units

(continued on next page)

EMPLOYEE SAVINGS & INVESTMENT PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD

AT END OF YEAR) AS OF DECEMBER 31, 2007 (CONTINUED)

	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment Including Units or Shares Held	Fair Value
	Roxbury	Small Cap Growth Fund,	$2,272,249
		142,729 units

*	The Bank of New York	Collective Short-Term Investment	488,956
	Mellon Corporation	Fund—Discretionary, 488,956 units

	Vanguard	Institutional Index Fund,	30,721,855
		229,028 units

	Vanguard	Total Stock Market Index Fund,	23,640,897
		668,577 units

	Vanguard	Growth Index Fund,	19,462,448
		585,689 units

	Vanguard	Small Cap Growth Index Fund,	72,617,948
		3,623,650 units

	Vanguard	Value Index Fund,	30,554,503
		1,177,891 units

	Vanguard	Short-Term Investment Grade Bond Fund,	3,959,527
		357,219 units

	Vanguard	PRIME Money Market Fund,	13,599,815
		1,282,348 units

	TOTAL INVESTMENTS FUNDS		875,461,896

*	LOANS TO PARTICIPANTS	Various loans at various	39,053,543
		interest rates range from 4% to 9.75%
		due from 1 to 10 years

	TOTAL INVESTMENTS		$1,664,429,446

* Represents a party-in-interest as defined by ERISA.

See accompanying report of independent registered public accounting firm.